Exhibit 99.1

Main Street Announces Second Quarter 2020 Results

Second Quarter 2020 Net Investment Income of $0.48 Per Share

Second Quarter 2020 Distributable Net Investment Income of $0.52 Per Share

Net Asset Value of $20.85 Per Share

HOUSTON, Aug. 6, 2020 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the second quarter of 2020.

Second Quarter 2020 Highlights

  Net investment income of $31.3 million (or $0.48 per share)
  Distributable net investment income(1) of $34.1 million (or $0.52 per share)
  Total investment income of $52.0 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.4% on an annualized basis for the quarter and 1.2% for the trailing twelve-month ("TTM") period ended June 30, 2020
  Declared regular monthly dividends totaling $0.615 per share for the third quarter of 2020, or $0.205 per share for each of July, August and September 2020, equal to the regular monthly dividends paid for the third quarter of 2019 and the second quarter of 2020
  Completed $84.6 million in total lower middle market ("LMM") portfolio investments, including investments totaling $48.8 million in a new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $39.9 million in total LMM portfolio investments
  Fully exited portfolio company debt and equity investments in IDX Broker, LLC, realizing a gain of $9.3 million, resulting in a total internal rate of return of 15.8% and 1.9 times money invested on a cumulative basis including all debt and equity investments
  Net increase of $9.0 million in private loan portfolio investments
  Net decrease of $25.0 million in middle market portfolio investments
  Through the External Investment Manager (as defined below), entered into a definitive asset purchase agreement under which the External Investment Manager will become the sole investment adviser to HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), subject to certain closing conditions

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We continue to prioritize the health and well-being of our employees and the employees of our portfolio companies, while selectively executing on new investment opportunities and actively supporting our portfolio companies to address the issues and opportunities that exist in the current economic environment. While the economic environment resulting from the effects of the COVID-19 pandemic continues to be very challenging, we are pleased that we have continued to have success with both our lower middle market and private loan investment activities. We greatly appreciate the efforts of our employees and the management teams and employees of our portfolio companies and continue to be very pleased overall with their efforts and activities since the beginning of the pandemic. We believe that our conservative capital structure and significant liquidity position, which we recently enhanced with our $125 million bond offering, will continue to allow us to manage through the current challenges and to successfully execute on the opportunities that exist with our existing portfolio companies and in our existing pipeline of attractive lower middle market and private loan investment opportunities."

Mr. Hyzak added, "We are also very pleased with our recent announcement of the agreement under which we would become the sole investment adviser to HMS Income Fund. We believe that this transition is a natural progression of our historical role with the fund and we are excited about positioning the fund for the future, while also executing our overall strategy to grow our asset management business within our internally managed BDC structure, and continuing to provide this unique benefit to our Main Street stakeholders."

Second Quarter 2020 Operating Results

The following table provides a summary of our operating results for the second quarter of 2020:

	Three Months Ended June 30,
	2020	2019	Change ($)	Change (%)

Interest income	$ 41,574	$ 47,222	$ (5,648)	(12%)
Dividend income	7,795	12,763	(4,968)	(39%)
Fee income	2,638	1,308	1,330	102%
Total investment income	$ 52,007	$ 61,293	$ (9,286)	(15%)

Net investment income	$ 31,294	$ 39,617	$ (8,323)	(21%)
Net investment income per share	$ 0.48	$ 0.63	$ (0.15)	(24%)

Distributable net investment income (1)	$ 34,111	$ 41,995	$ (7,884)	(19%)
Distributable net investment income per share (1)	$ 0.52	$ 0.67	$ (0.15)	(22%)

Net increase (decrease) in net assets resulting from operations	$ 43,369	$ 38,254	$ 5,115	13%
Net increase (decrease) in net assets resulting from operations per share	$ 0.66	$ 0.61	$ 0.05	8%

The $9.3 million decrease in total investment income in the second quarter of 2020 from the comparable period of the prior year was principally attributable to (i) a $5.6 million decrease in interest income, which was primarily due to lower interest rates primarily resulting from decreases in floating interest rates on investment portfolio debt investments, based upon the decline in the London Interbank Offered Rate ("LIBOR"), and (ii) a $5.0 million decrease in dividend income from investment portfolio equity investments, partially offset by a $1.3 million increase in fee income. The $9.3 million decrease in total investment income in the second quarter of 2020 is net of the positive impact of a net increase of $0.3 million related to accelerated prepayment, repricing and other income activity considered less consistent or non-recurring when compared to the same period in 2019.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) decreased to $17.9 million in the second quarter of 2020 from $19.3 million for the corresponding period of 2019. This decrease in cash operating expenses was principally attributable to (i) a $0.7 million decrease in compensation expense and (ii) a $0.4 million decrease in interest expense. The decrease in compensation expense is primarily related to a $1.7 million decrease in cash incentive compensation accruals, partially offset by a $0.7 million increase as a result of the change in the fair value of our deferred compensation plan assets. Our Operating Expenses to Assets Ratio was 1.4% in the second quarter of 2020, which was flat compared to the same period in 2019, both on an annualized basis.

The $8.3 million decrease in net investment income and the $7.9 million decrease in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, in the second quarter of 2020 were principally attributable to the decrease in total investment income, partially offset by lower operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis for the second quarter of 2020 both include the impact of a greater number of average shares outstanding compared to the corresponding period in 2019 primarily due to (i) shares issued through our at-the-market, or ATM, program, (ii) shares issued pursuant to our equity incentive plans and (iii) shares issued pursuant to our dividend reinvestment plan. The decrease in net investment income and distributable net investment income on a per share basis includes a decrease of $0.01 per share due to the change in the fair value of our deferred compensation plan assets during the second quarter of 2020 as discussed above.

The $5.1 million increase in the second quarter of 2020 in the net increase in net assets resulting from operations from the second quarter of 2019 was primarily the result of (i) a $10.9 million benefit from the change in the income tax benefit (provision) and (ii) an $8.3 million increase in net unrealized appreciation from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), partially offset by (i) an $8.3 million decrease in net investment income as discussed above and (ii) a $6.0 million increase in the net realized loss from investments. The net realized loss from investments of $8.6 million for the second quarter of 2020 was primarily the result of realized losses of $9.9 million from the exit of three middle market investments, partially offset by the net realized gain of $1.6 million resulting from the full exit of two LMM investments and the partial exit of another LMM investment.

The following table provides a summary of the total net unrealized depreciation of $13.2 million for the second quarter of 2020:

Three Months Ended June 30, 2020
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ (4.5)	$ 8.2	$ 3.0	$ -		$ 6.7
Net unrealized appreciation (depreciation) relating to portfolio investments	(16.4)	8.2	11.7	3.0	(b)	6.5
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ (20.9)	$ 16.4	$ 14.7	$ 3.0		$ 13.2

Total net unrealized appreciation						$ 13.2

(a)	LMM includes unrealized appreciation on 20 LMM portfolio investments and unrealized depreciation on 22 LMM portfolio investments.
(b)

Other includes (i) $7.5 million of unrealized appreciation relating to the External Investment Manager, as defined below and (ii) $0.8 million of unrealized appreciation relating to our deferred compensation plan, partially offset by $5.2 million of net unrealized depreciation relating to the other portfolio.

Liquidity and Capital Resources

As of June 30, 2020, we had $68.5 million in cash and cash equivalents, $425.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities, and $35.2 million of remaining Small Business Investment Company ("SBIC") debenture capacity. In July 2020, we issued an additional $125.0 million of our 5.20% Notes (as defined below), increasing the unused capacity under our Credit Facility.

Several details regarding our capital structure as of June 30, 2020 are as follows:

  Our Credit Facility included $740.0 million in total commitments from a diversified group of eighteen participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $800.0 million.
  $315.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of July 1, 2020.
  $314.8 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.5% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs late in the third quarter of 2020, and the weighted-average remaining duration was approximately 5.3 years.
  $325.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,370.9 million, or $20.85 per share.

Investment Portfolio Information as of June 30, 2020 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2020:

	As of June 30, 2020
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	69	44	64
Fair value	$ 1,188.0	$ 410.5	$ 653.8
Cost	$ 1,032.3	$ 516.5	$ 750.7
% of portfolio at cost - debt	65.5%	94.1%	93.1%
% of portfolio at cost - equity	34.5%	5.9%	6.9%
% of debt investments at cost secured by first priority lien	98.2%	92.1%	95.3%
Weighted-average annual effective yield (b)	11.6%	7.7%	8.7%
Average EBITDA (c)	$ 5.3	$ 78.1	$ 51.8

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 41%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including two LMM portfolio companies, two middle market portfolio companies and four private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 158% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.8 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.0 to 1.0 and 2.7 to 1.0, respectively.(2) (3)

As of June 30, 2020, we had other portfolio investments in twelve companies, collectively totaling $98.1 million in fair value and $126.4 million in cost basis, which comprised approximately 4.1% of our investment portfolio at fair value.

As of June 30, 2020, there was no cost basis in our investment in our wholly-owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), and this investment had a fair value of $69.1 million, which comprised approximately 2.9% of our investment portfolio at fair value.

As of June 30, 2020, we had eleven investments on non-accrual status, which comprised approximately 1.9% of the total investment portfolio at fair value and approximately 6.3% at cost. Our total portfolio investments at fair value were approximately 100% of the related cost basis as of June 30, 2020.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager currently maintains an investment sub-advisory relationship with HMS Income, and earns management fees for the services provided to HMS Income. During the second quarter of 2020, the External Investment Manager earned $2.3 million of management fee income from this relationship, and HMS Income ended the second quarter of 2020 with total assets of approximately $930.0 million. The relationship with HMS Income benefited our net investment income by $2.2 million in the second quarter of 2020 through a $1.8 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.4 million of dividend income we received from the External Investment Manager.

During the second quarter of 2020, the External Investment Manager entered into a definitive asset purchase agreement under which it will become the sole investment adviser and administrator to HMS Income, subject to certain closing conditions. The parties expect the transaction to be completed in the fourth quarter of 2020. Following the closing of the transaction, the External Investment Manager will replace HMS Adviser as the investment adviser and administrator to HMS Income. The base management fee rate under the External Investment Manager's proposed new investment advisory agreement with HMS Income, which has been unanimously approved by the board of directors of HMS Income, will be reduced from 2.00% to 1.75%, with no changes to the incentive fee calculations. The consummation of the transactions contemplated by the asset purchase agreement is subject to approval of the new investment advisory agreement by stockholders of HMS Income and other customary closing conditions. Post-closing, HMS Income is expected to change its name to MSC Income Fund, Inc.

Second Quarter 2020 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 7, 2020 at 10:00 a.m. Eastern Time to discuss the second quarter 2020 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 14, 2020 and may be accessed by dialing 201-612-7415 and using the passcode 13706730#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2020 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our and our portfolio companies' ability to successfully navigate the current economic environment and the effects of the COVID-19 pandemic along with our ability to execute on investment opportunities and to consummate the transaction whereby the External Investment Manager would become the sole adviser and administrator to HMS Income, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 19,327	$ 23,617	$ 38,800	$ 47,308
Affiliate investments	7,207	8,346	15,371	17,417
Non-Control/Non-Affiliate investments	25,473	29,330	53,985	57,932
Total investment income	52,007	61,293	108,156	122,657
EXPENSES:
Interest	(11,898)	(12,329)	(24,338)	(24,245)
Compensation	(4,802)	(5,516)	(7,300)	(11,585)
General and administrative	(3,000)	(3,160)	(6,473)	(6,363)
Share-based compensation	(2,817)	(2,378)	(5,654)	(4,707)
Expenses allocated to the External Investment Manager	1,804	1,707	3,448	3,350
Total expenses	(20,713)	(21,676)	(40,317)	(43,550)
NET INVESTMENT INCOME	31,294	39,617	67,839	79,107

NET REALIZED GAIN (LOSS):
Control investments	1,606	(756)	(19,866)	(943)
Affiliate investments	-	789	(235)	(2,452)
Non-Control/Non-Affiliate investments	(10,190)	(2,587)	(10,348)	(4,892)
Realized loss on extinguishment of debt	-	-	(534)	(5,689)
Total net realized loss	(8,584)	(2,554)	(30,983)	(13,976)

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	(6,825)	10,137	(42,235)	15,083
Affiliate investments	(8,123)	(568)	(29,289)	1,808
Non-Control/Non-Affiliate investments	28,112	(4,712)	(109,620)	(810)
SBIC debentures	-	(233)	460	4,945
Total net unrealized appreciation (depreciation)	13,164	4,624	(180,684)	21,026

INCOME TAXES:
Federal and state income, excise and other taxes	(550)	(963)	(255)	(1,665)
Deferred taxes	8,045	(2,470)	16,015	(4,837)
Income tax benefit (provision)	7,495	(3,433)	15,760	(6,502)

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS	$ 43,369	$ 38,254	$ (128,068)	$ 79,655

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.48	$ 0.63	$ 1.04	$ 1.27
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.66	$ 0.61	$ (1.97)	$ 1.28

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	65,303,580	62,880,035	64,920,025	62,375,166

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS

Investments at fair value:
Control investments	$ 1,008,139	$ 1,032,721
Affiliate investments	321,709	330,287
Non-Control/Non-Affiliate investments	1,089,705	1,239,316
Total investments	2,419,553	2,602,324

Cash and cash equivalents	68,539	55,246
Interest receivable and other assets	48,865	50,458
Receivable for securities sold	5,650	-
Deferred financing costs, net	3,188	3,521

Total assets	$ 2,545,795	$ 2,711,549

LIABILITIES

Credit facility	$ 315,000	$ 300,000
SBIC debentures (par: $314,800 ($50,000 due within one year) and $311,800 as of June 30, 2020 and December 31, 2019, respectively)	308,814	306,188
5.20% Notes due 2024 (par: $325,000 as of both June 30, 2020 and December 31, 2019)	324,541	324,595
4.50% Notes due 2022 (par: $185,000 as of both June 30, 2020 and December 31, 2019)	183,533	183,229
Accounts payable and other liabilities	17,038	24,532
Payable for securities purchased	4,568	-
Interest payable	7,494	7,292
Dividend payable	13,474	13,174
Deferred tax liability, net	389	16,149

Total liabilities	1,174,851	1,175,159

NET ASSETS

Common stock	658	643
Additional paid-in capital	1,554,928	1,512,435
Total undistributed (overdistributed) earnings	(184,642)	23,312

Total net assets	1,370,944	1,536,390

Total liabilities and net assets	$ 2,545,795	$ 2,711,549

NET ASSET VALUE PER SHARE	$ 20.85	$ 23.91

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net investment income	$ 31,294	$ 39,617	$ 67,839	$ 79,107
Share-based compensation expense	2,817	2,378	5,654	4,707
Distributable net investment income (1)	$ 34,111	$ 41,995	$ 73,493	$ 83,814

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.48	$ 0.63	$ 1.04	$ 1.27
Distributable net investment income per share -
Basic and diluted (1)	$ 0.52	$ 0.67	$ 1.13	$ 1.34

MAIN STREET CAPITAL CORPORATION

Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.